Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2026, relating to the ﬁnancial statements of IceCure Medical Ltd., appearing in the Annual Report on Form 20-F of IceCure Medical Ltd. for the year ended December 31, 2025.

/s/ Brightman Almagor Zohar & Co.

Certiﬁed Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

August 14, 2026